Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 23, 2010 with respect to the consolidated financial statements included in the Annual Report of Image Sensing Systems, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. on Forms S-3 (File No. 333-162810, effective November 18, 2009; File No. 333-41706, effective July 19, 2000) and on Forms S-8 (File No. 333-165303, effective March 8, 2010; File No. 333-152117, effective July 3, 2008; File No. 333-142449, effective April 30, 2007; File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 23, 2010

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